For additional information, contact:
T. Heath Fountain
Chief Executive Officer
(229) 426-6000 (Ext 6012)

COLONY BANKCORP ANNOUNCES ORGANIZATIONAL CHANGES

FITZGERALD, GA. (September 13, 2022) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”), the bank holding company for Colony Bank (the “Bank”), today announced senior management organizational changes designed to position the Company for long-term success on its mission to build a sustainable, high-performing independent bank.

M. Eddie Hoyle, Executive Vice President and Chief Banking Officer, has informed the Company that he intends to retire on December 31, 2022, following 11 years of service to Colony and 44 years in the banking industry. In connection with this, the Company will separate T. Heath Fountain’s roles as President and Chief Executive Officer, and combine Hoyle’s responsibilities under the position of President. R. Dallis “D” Copeland, Jr., who currently serves as Special Advisor to the Company, has been named President of the Company and the Bank. Fountain will remain Chief Executive Officer, primarily focusing on the execution of the Bank’s strategic plan and acting as the primary liaison between management and the Board of Directors.

Commenting on the announcement, T. Heath Fountain, Chief Executive Officer, said, “We are grateful for Eddie’s leadership and commitment to Colony. Eddie has been instrumental through much of our growth phase, overseeing customer relationship development and strengthening market leadership. His significant contributions and distinguished banking career will leave a lasting impact on our team.”

With 30 years of banking and executive leadership experience, Copeland will be responsible for all areas that deliver products and services to customers and will also be accountable for achieving production and customer experience goals. Prior to joining Colony, Copeland was the Executive Vice President and Chief Community Banking Officer at Synovus Financial Corporation, where he oversaw all banking services including Corporate, Commercial Real Estate, Retail, Private Wealth, Treasury Management, Credit Card, Marketing and Special Assets.

Additionally, it was announced that Kimberly C. Dockery, currently Executive Vice President and Chief Administrative Officer, will transition into the newly created role of Chief of Staff. Dockery will utilize her wealth of banking and operational knowledge to prioritize strategic initiatives and ensure clear communication across the Company. She will also represent the Chief Executive Officer and the executive team in senior leadership meetings and will act as the Chief Executive Officer’s proxy, making timely decisions in conjunction with other executives. Dockery will also continue to oversee human resources, technology and innovation.

“As Colony continues to grow, our organizational structure has to evolve as well. These management changes position our team with the right structure to drive our business forward, successfully execute our initiatives, and to deliver greater value to our shareholders, customers, and team,” said Fountain. “Kimberly and D have both been key players for much of our growth and expansion. Their leadership, insight, and passion for serving our customers will continue to be a strong asset. I look forward to continuing to work with them and our talented team, as we pursue our vision for Colony.”

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 39 locations throughout Georgia. At Colony Bank, we offer a wide range of banking services including personal banking, business banking, mortgage solutions, government guaranteed lending solutions, and more. We have expanded our services to also include consumer insurance products, such as automotive, homeowners, and other insurance needs for our community. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit colony.bank. You can also follow the Company on social media.

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